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                                                                    EXHIBIT 99.1

                        QUICKSILVER RESOURCES COMPLETES
                    ACQUISITION OF CMS MICHIGAN PROPERTIES



FORT WORTH, TEXAS (April 3, 2000) Quicksilver Resources Inc. (AMEX:KWK) announced today that it had completed its acquisition from CMS Energy Corporation (NYSE:CMS) of all of CMS's natural gas and crude oil exploration and production properties in Michigan, including the stock of Terra Energy Ltd., as well as other smaller interests in Ohio, Kentucky, and Indiana. The sale includes approximately 180,000 net leasehold acres producing approximately 49,000 Mcf equivalent (Mcfe) net per day from the Antrim Shale, as well as from the Niagaran and Prairie du Chien formations. The transaction had an effective date of January 1, 2000.


Total consideration was approximately $163 million, subject to certain post-closing adjustments. Financing for the acquisition was accomplished through restructuring Quicksilver's senior bank facility, the sale of $43 million in subordinated notes, and the monetization of a portion of the accompanying
Section 29 tax credits to major financial institution.


Houston Kauffman, Quicksilver's Vice President of Acquisitions, Divestments & Trades, stated: "This acquisition has significantly strengthened our position in Michigan. We are now the largest independent gas producer in the state, and this purchase will enhance our operating and marketing efficiencies. It has also significantly increased our development drilling inventory. We are going to be very busy in Michigan for a long time."


Bill Lamkin, Quicksilver's Executive Vice President and Chief Financial Officer, commented on the effect the transaction will have on the company's financial picture: "This acquisition should be significantly accretive to Quicksilver's 2000 cash flow and net income. We are very pleased that we have been able to increase the proved producing component of our reserves to almost 70% and double the company's reserve base, which is now estimated by Schlumberger Holditch, our Independent reservoir engineers, to be 610 Bcfe."


Quicksilver, headquartered in Fort Worth, is a natural gas and crude oil production company engaged in the acquisition, exploitation, and development of long-lived producing natural gas and crude oil properties. The Company, whose main predecessor was established In 1963, began trading publicly in March of 1999. It has U. S. offices in Gaylord, Michigan, Cut Bank, Montana, and Casper, Wyoming, and a Canadian office in Calgary, Alberta.


     The statements in this press release regarding projections of revenues or income or reserves or similar items, such as statements pertaining to future revenues, future capital expenditures, future cash flows, future operations or results, and other statements, which are not historical facts, are forward looking statements. Such statements involve risks of declining oil and gas prices, competition for prospects, possible increases in lifting costs and other factors detailed in the Company's filings with the Securities and Exchange Commission. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual outcomes may vary materially from those indicated.